EXHIBIT 23(a)



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                              CONSENT OF ATTORNEYS


Reference is made to the Registration Statement of CEL-SCI Corporation, whereby the Company proposes to sell 14,285,715 shares of its common stock, as well as warrants which would allow the holders to acquire up to 5,428,570 additional shares of the Company's common stock. Reference is also made to Exhibit 5 included as part of this report, and included by reference as an exhibit to the Registration Statement, relating to the validity of the securities proposed to be sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.



HART & TRINEN

/s/ William T. Hart

September 16, 2009